Exhibit 99.7

Tesoro Logistics LP Announces Intention to Offer $1.3 Billion of Senior Notes

SAN ANTONIO – October 20, 2014 - Tesoro Logistics LP (NYSE: TLLP) (the “Partnership” or “TLLP”) today announced that it, together with its wholly-owned subsidiary Tesoro Logistics Finance Corp., intends to offer $1.3 Billion aggregate principal amount of senior notes, consisting of tranches due in 2019 and 2022. The Partnership intends to use the proceeds from the offering of the senior notes due 2019 (the “2019 Notes”) to repay amounts outstanding under its existing revolving credit facility and for general partnership purposes. The Partnership intends to fund the gross proceeds from the offering of the senior notes due 2022 (the “2022 Notes”) into escrow, which upon release, will be used, together with the portion of the proceeds from the offering of the 2019 Notes that was to be used for general partnership purposes, the proceeds from a substantially concurrent equity offering by TLLP (including an investment by Tesoro Corporation in such offering), the proceeds from borrowings under TLLP’s amended and restated revolving credit facility and the proceeds from a contribution to TLLP’s equity by its general partner, to fund the consummation of the Partnership’s announced acquisition of QEP Field Services, LLC from QEP Resources, Inc. and the payment of related fees and expenses. If the conditions to the release of the funds from escrow are not satisfied on or prior to a special mandatory redemption date of December 31, 2014 (subject to monthly extensions until February 28, 2015), the 2022 Notes will be subject to a special mandatory redemption at a redemption price of 100% of the initial issue price of the 2022 Notes, plus accrued and unpaid interest to, but excluding, the redemption date.

The notes will be offered in a private placement and are expected to be resold by the initial purchasers to qualified institutional buyers under Rule 144A and Regulation S under the Securities Act of 1933, as amended (the “Securities Act”). The offer of the notes will be made only by means of an offering memorandum to qualified investors and has not been registered under the Securities Act, and the notes may not be offered or sold in the United States absent registration under the Securities Act or an applicable exemption from the registration requirements of the Securities Act.

This press release is being issued pursuant to Rule 135c under the Securities Act, and is neither an offer to sell nor a solicitation of an offer to buy any securities and shall not constitute an offer to sell or a solicitation of an offer to buy, or a sale of any securities in any jurisdiction in which such offer, solicitation or sale is unlawful.

About Tesoro Logistics LP

Tesoro Logistics LP, headquartered in San Antonio, Texas, is a fee-based, growth-oriented Delaware limited partnership formed by Tesoro Corporation. The Partnership is designed to own, operate, develop and acquire crude oil and refined products pipelines, terminals, tankage, and other transportation and logistics assets primarily in the Western and Mid-Continent regions of the United States.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. You can identify forward-looking statements by the use of words such as “may,” “should,” “could,” “estimates,” “predicts,” “potential,” “continue,” “anticipates,” “believes,” “plans,” “expects,” “future” and “intends” and similar expressions which are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond the Partnership’s control and difficult to predict. In evaluating forward-looking statements, you should carefully consider the risks and uncertainties described in the “Risk Factors” section or other sections in the Partnership’s Annual Report on Form 10-K filed on February 24, 2014 and Quarterly Reports on Form 10-Q filed on May 2, 2014 and August 1, 2014. All forward-looking statements attributable to the Partnership or persons acting on the Partnership’s behalf are expressly qualified in their entirety by these cautionary statements and risk factors. Forward-looking statements contained in this press release reflect the Partnership’s view only as of the date of this press release. The Partnership undertakes no obligation, other than as required by law, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Investors:

Evan Barbosa, Investor Relations Manager, (210) 626-7202

Media:

Tesoro Media Relations, media@tsocorp.com, (210) 626-7702

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